SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 29, 2007
Cousins Properties Incorporated

(Exact name of registrant as specified in its charter)
Georgia

(State or other jurisdiction of incorporation)
0-3576

(Commission File Number)
58-0869052

(IRS Employer Identification Number)
191 Peachtree Street, Suite 3600, Atlanta, Georgia 30303-1740

(Address of principal executive offices)
Registrant’s telephone number, including area code: (404) 407-1000
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
The information in Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 29, 2007, Cousins Properties Incorporated and subsidiaries (“Cousins”) executed an Amended and Restated Credit Agreement (the “New Facility”) in an aggregate amount of $600 million.
The New Facility recast its existing $400 million Senior Unsecured Revolving Credit Facility (the “Existing Revolver”) and $100 million Construction Facility (collectively referred to as the “Existing Facilities”) by:
•	increasing the size of the Existing Revolver by $100 million to $500 million (the “New Revolver”),

•	paying in full and terminating the $100 million Construction Facility, and

•	issuing a new $100 million Senior Unsecured Term Loan Facility (“Term Facility”).
The maturity date of the New Revolver was extended to August 2011, with an additional one-year extension at Cousins’ election. The Term Facility will mature in August 2012. Through August 2010, the New Facility can be expanded by an additional $100 million to a total of $700 million, under certain circumstances.
The New Facility is being led by Bank of America as Administrative Agent, with Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager, and includes Eurohypo AG as Syndication Agent; Wachovia Bank, N.A., Wells Fargo Bank and PNC Bank, N.A. as Co-Documentation Agents; Norddeutsche Landesbank Girozentrale as Managing Agent; Aareal Bank AG, Charter One Bank, N.A., and Regions Bank as Co-Agents; and US Bank, The Northern Trust Company, Bank of North Georgia, MidFirst Bank, Chevy Chase Bank, FSB, Compass Bank, and Atlantic Capital Bank as additional participants.
The New Facility contains restrictive covenants pertaining to the operations of Cousins, including limitations on: the amount of debt that may be incurred; the sale of assets; transactions with affiliates; dividends; and distributions. The New Facility also includes certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 60%, unsecured debt ratio restrictions, and a minimum stockholders’ equity of $421.9 million plus 70% of future net equity proceeds.
Cousins may borrow, at its option, funds at an interest rate calculated as (1) the greater of Bank of America’s prime rate or 0.50% over the Federal Funds Rate (the “Base Rate”) or (2) the current LIBOR rate plus the applicable spread as detailed below. The pricing spread of the New Revolver, plus a comparison to the Existing Facility, is as follows:

	Applicable Spread -	Applicable Spread -
Leverage Ratio	Existing Facility	New Revolver

≤ 35%	0.80%	0.75%
>35% but ≤ 45%	0.90%	0.85%
>45% but ≤ 50%	1.00%	0.95%
>50% but ≤ 55’%	1.15%	1.10%
>55%	1.30%	1.25%
The pricing spread on the Term Facility is as follows:

Applicable Spread -
Leverage Ratio	Term Facility

≤ 35%	0.70%
>35% but ≤ 45%	0.80%
>45% but ≤ 50%	0.90%
>50% but ≤ 55’%	1.05%
>55%	1.20%
Interest is due periodically as defined by the New Facility. Principal is due in full for both the New Revolver and the Term Facility on the maturity dates. Proceeds from the New Facility can be utilized for general corporate purposes, including, but not limited to, the repayment of other indebtedness and the acquisition and development of real estate properties.
The New Revolver has a swing line sub-facility of up to $50 million, bearing interest at the Base Rate less 1.00%. The swing line sub-facility is to be repaid within five business days of any advance thereunder, and is subject to the same availability parameters as the New Facility.
The New Facility also includes customary events of default, including, but not limited to, the failure to pay any interest or principal when due, the failure to perform covenants of the credit agreement, incorrect or misleading representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and certain judgment defaults. The amounts outstanding under the New Facility may be accelerated upon certain events of default.
A copy of the New Facility is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.
The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of August 29, 2007, among Cousins Properties Incorporated as the Principal Borrower (and the Borrower Parties, as defined, and the Guarantors, as defined); Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Banc of America Securities LLC as Sole Lead Arranger and Sole Book Manager; Eurohypo AG, as Syndication Agent; PNC Bank, N. A., Wachovia Bank, N. A., and Wells Fargo Bank, as Documentation Agents; Norddeutsche Landesbank Girozentrale, as Managing Agent; Aareal Bank AG, Charter One Bank, N.A., and Regions Bank, as Co-Agents; and the Other Lenders Party Hereto.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 30, 2007

COUSINS PROPERTIES INCORPORATED
By:	/s/ James A. Fleming
James A. Fleming
Executive Vice President and Chief Financial Officer